NEWS

FOR IMMEDIATE RELEASE	CONTACT: John E. Peck
President and CEO
(270) 887-2999

HOPFED BANCORP REPORTS SECOND QUARTER RESULTS

HOPKINSVILLE, Ky. (July 30, 2007) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the second quarter and the six-month period ended June 30, 2007. Net income for the second quarter ended June 30, 2007, was $1,108,000, or $0.31 per share (basic and diluted), compared to $849,000, or $0.23 per share (basic and diluted), for the second quarter in 2006. Net income for the six months ended June 30, 2007, was $2,130,000, or $0.59 per share (basic and diluted), compared with $2,050,000, or $0.56 per share (basic and diluted), for the six months ended June 30, 2006.

Commenting on the second quarter results, John E. Peck, president and chief executive officer, said, “For the first six months in 2007, the Company’s loan portfolio grew by more than $35.8 million. The Company funded the majority of its loan growth through the cash flow provided by its investment portfolio. Despite a difficult interest rate environment, the conversion of earning assets from investments to loans has helped to improve the Company’s tax equivalent net interest margin to 2.98% for the six month period ended June 30, 2007, compared to a tax equivalent net interest margin of 2.73% for the six month period ended June 30, 2006, and 2.71% for the year ended December 31, 2006. The continued improvement of the Company’s net interest margin will be more dependent on its ability to grow its core deposit business.”

Mr. Peck continued, “For the first six months in 2007, non-interest income increased $1.2 million over the first six months in 2006. This growth is the result of a number of factors, the most important being an increase in the number and balances of checking accounts, resulting in an increase in service charges and merchant card income. For the first six months in 2007, the Company’s fee income from its financial services division has doubled over the same period in 2006.

“In addition, the Company’s recent entry into Clarksville, Tennessee has been well received by both new and current customers. The Company’s focus in this market continues to be providing support for its loan customers as well as growing both the dollar volume and number of checking accounts. In August of 2007, the Company anticipates opening its third Clarksville retail office at 322 Main Street. Clarksville is one of the fastest growing communities in the country and management remains excited about our growth prospects in Clarksville.”

“On June 29, 2007, the Company celebrated the one year anniversary of its acquisition of four retail offices in Cheatham and Houston counties in middle Tennessee. The Company’s successful entry in this market can be attributed to the enthusiasm of the employees and customers for the return of community banking in Cheatham and Houston counties.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has sixteen offices in western Kentucky and middle Tennessee as well as Fall & Fall Insurance of Fulton, Kentucky, Heritage Solutions of Murray, Kentucky and Dickson, Tennessee, and Heritage Mortgage Services of Clarksville, Tennessee. The Bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. More information about HopFed Bancorp and Heritage Bank may be found on its website www.bankwithheritage.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

The Company is providing selected financial information for the periods ended June 30, 2007 and December 31, 2006. All dollars are in thousands:

	June 30, 2007	December 31, 2006
Total assets	$768,642	$770,888
Loans receivable, gross	535,508	499,438
Securities available for sale	146,504	183,339
Required investment in FHLB stock	3,899	3,639
Securities held to maturity	17,943	18,018
Allowance for loan loss	4,728	4,470
Total deposits	578,880	569,433
Repurchase agreements	25,810	21,236
Total borrowings	106,984	113,621
Stockholders’ equity	52,677	52,270
Book value	$14.57	$14.41
Allowance for loan loss / Gross loans	0.88%	0.90%
Non performing loans / Total assets	0.12%	0.16%
Non accrual loans / Total loans	0.11%	0.17%
Tax equivalent net yield on interest earning assets	2.98%	2.71%

The Company is providing selected information from its Statement of Operations for the three and six month periods ended June 30, 2007 and June 30, 2006. All dollars are in thousands:

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Earnings Summary
Interest income on loans	$10,213	$7,334	$19,733	$14,050
Interest income on taxable investments	1,864	1,882	3,831	3,764
Interest income on non-taxable investments	123	128	245	274
Interest income on time deposits	83	38	254	73

Total Interest income	12,283	9,382	24,063	18,161

Interest expense on deposits	5,529	3,854	10,849	7,380
Interest expense on subordinated debentures	208	181	395	348
Interest expense on repurchase agreements	328	121	576	121
Interest expense on borrowed funds	1,013	1,208	2,114	2,211

Total interest expense	7,078	5,364	13,934	10,060

Net interest income	5,205	4,018	10,129	8,101
Provision for loan loss	238	204	478	417

Net interest income after provision for loan loss	4,967	3,814	9,651	7,684

Non-interest income:
Income from financial services	284	162	585	253
Gain on sale of investments	—	19	—	42
Gain on sale of loans	25	35	52	63
Service charges	1,000	694	1,892	1,274
Income from bank owned life insurance	77	65	170	130
Merchant card income	117	56	236	115
Other income	263	230	572	431

Total non-interest income	1,766	1,261	3,507	2,308

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Non-interest expense:
Salaries and benefits	2,609	1,827	5,198	3,522
Intangible amortization	240	95	481	190
Occupancy expense	649	363	1,262	659
Data processing	452	322	882	657
Advertising expense	252	212	505	341
Professional services expense	406	487	776	734
State deposit taxes	138	115	266	230
Postage and communications expense	121	92	247	183
Office supplies expense	81	86	183	138
Other operating expenses	205	288	341	402

Total non-interest expense	5,153	3,887	10,141	7,056

Net income before income taxes	1,580	1,188	3,017	2,936
Income tax expense	472	339	887	886

Net income	$1,108	$849	$2,130	$2,050

Earnings per share - basic	$0.31	$0.23	$0.59	$0.56

Earnings per share - diluted	$0.31	$0.23	$0.59	$0.56

Dividends per share	$0.12	$0.12	$0.24	$0.24

Weighted average shares outstanding - basic	3,587,722	3,650,279	3,609,268	3,649,679

Weighted average shares outstanding - diluted	3,612,311	3,675,735	3,634,221	3,675,028

-END-